Exhibit (a)(1)(K)


For further Information contact:


Lawrence Dennedy
MacKenzie Partners, Inc.
800-322-2885


             ROBERT E. LOW EXTENDS TENDER OFFER THROUGH MAY 30, 2000
                     AND WITHDRAWS HIS CONSENT SOLICITATION


FOR RELEASE MONDAY, MAY 1, 2000


         Springfield, Mo. - Robert E. Low announced today that Low Acquisition, Inc., a corporation wholly owned by Mr. Low, is extending its tender offer for all of the outstanding shares of the common stock of KLLM Transport Services, Inc. (Nasdaq: KLLM) (and associated preferred stock purchase rights) from the prior expiration date of midnight on Tuesday, May 9, 2000, to midnight on Tuesday, May 30, 2000. Accordingly, the tender offer and withdrawal rights will expire at 12 midnight, New York City time, on Tuesday, May 30, 2000, unless Low Acquisition, Inc. further extends the tender offer.

         According to the Depositary, as of the close of business on Friday, April 28, 2000, there were 22 shares of KLLM common stock (and associated preferred stock purchase rights) tendered and not withdrawn pursuant to the tender offer.

         Mr. Low also announced that in light of his participation in the bidding process established by the Special Committee of the Board of Directors of KLLM for the sale of KLLM, Mr. Low will not pursue his proposed consent solicitation which, if successfully pursued, would have, among other things, removed the entire Board of Directors of KLLM and replaced such Board with four other persons, including Mr. Low. Accordingly, the consent statement and related materials filed on April 12, 2000 by Mr. Low, in preliminary form, will be withdrawn.

                                  #     #     #

         This news release is for information purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of KLLM common stock and is not a solicitation of a proxy or written consents. If, at some future date, a new consent solicitation is commenced by Mr. Low and/or any affiliate of Mr. Low, a consent statement will be filed with the Securities and Exchange Commission, which statement would contain important information that should be read carefully by security holders of KLLM. Security holders would be able to obtain at no charge a consent statement and related materials when they become available on the Securities and Exchange Commission's website at www.sec.gov. In addition, any definitive consent solicitation statement, form of consent and any related documents would be mailed to stockholders of KLLM.